BlackRock FundsSM (the "Registrant"):  BlackRock Mid-Cap Growth
Equity Portfolio and BlackRock Technology Opportunities Fund
(formerly known as BlackRock Science & Technology Opportunities
Portfolio) (each, a "Fund")

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form
N-SAR, a copy of Amendment No. 4 to Addendum No. 5 to the
Investment Advisory Agreement between the Registrant and
BlackRock Advisors, LLC with respect to each Fund.



BLACKROCK FUNDS


Amendment No. 4 to Addendum No. 5 to the Investment Advisory
Agreement

      This Amendment dated as of the 15th day of March, 2018 is entered into by and between BLACKROCK FUNDS, a Massachusetts business trust (the "Fund") and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the "Adviser"), and is effective as of the date hereof.

      WHEREAS, the Fund and the Adviser desire to amend the original Addendum No. 5 (the "Addendum") to the Advisory Agreement (as defined below), made June 1, 2011, as amended to the date hereof, in order to reflect the provisions set forth herein, only with respect to BlackRock Mid-Cap Growth Equity Portfolio and BlackRock Technology Opportunities Fund (formerly known as BlackRock Science & Technology Opportunities Portfolio) (together, the "Portfolios" and each, a "Portfolio"); and

      WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of September 29, 2006 (the "Advisory Agreement") pursuant to which the Fund appointed the Adviser to act as investment adviser to certain investment portfolios of the Fund; and

      WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall so notify the Fund in writing; and

      WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund previously notified the Adviser that it established each Portfolio, and that it desired to retain the Adviser to act as the investment adviser therefore, and the Adviser notified the Fund that it is willing to serve as investment adviser to each Portfolio; and

      WHEREAS, the Fund and the Adviser entered into the Addendum, with respect to the Portfolios and other series of the Fund; and

      WHEREAS, the Fund and the Adviser desire to amend the Addendum, only with respect to the Portfolios; and

      WHEREAS, except as amended hereby, all the terms of the Addendum shall remain in full force and effect;

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree to amend and modify the Addendum as follows:

1.	Compensation.

The Adviser shall receive annual compensation from the Fund on behalf of each Portfolio for the services provided and the expenses assumed pursuant to the Advisory Agreement computed daily and payable monthly, as a percentage of each Portfolio's average daily net assets, and calculated as follows:

Portfolio
BlackRock Mid-Cap Growth Equity Portfolio


Average Daily Net Assets
First $1 billion
Management Fee Rate
0.70%

Average Daily Net Assets
$1 billion - $3 billion
Management Fee Rate
0.66%

Average Daily Net Assets
$3 billion - $5 billion
Management Fee Rate
0.63%

Average Daily Net Assets
$5 billion - $10 billion
Management Fee Rate
0.61%

Average Daily Net Assets
Greater than $10 billion
Management Fee Rate
0.60%


Portfolio
BlackRock Technology Opportunities Fund

Average Daily Net Assets
First $1 billion
Management Fee Rate
0.82%

Average Daily Net Assets
$1 billion - $3 billion
Management Fee Rate
0.77%

Average Daily Net Assets
$3 billion - $5 billion
Management Fee Rate
0.74%

Average Daily Net Assets
$5 billion - $10 billion
Management Fee Rate
0.71%

Average Daily Net Assets
Greater than $10 billion
Management Fee Rate
0.70%


2.	Miscellaneous.  Except to the extent supplemented
hereby, the Addendum shall remain unchanged and in full force and effect.

3.	Release.  "BlackRock Funds" and "Trustees of BlackRock
Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.


IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to Addendum No. 5 to the Advisory Agreement to be executed by their officers designated below as of the day and year first above written.

BLACKROCK FUNDS
By: /s/ John Perlowski
Name: John Perlowski
Title: President and Chief Executive Officer


BLACKROCK ADVISORS, LLC
By: /s/ Neal J. Andrews
Name: Neal Andrews
Title: Managing Director